Exhibit 99.2

AQUILA UTILITIES TO BE ACQUIRED BY BLACK HILLS

Financial Statements

December 31, 2007 and 2006

(With Independent Auditors’ Report Thereon)

Index to Combined Financial Statements of Aquila Utilities to be Acquired by Black Hills

Page
Combined Statements of Income for the two years ended December 31, 2007	1

Combined Balance Sheets at December 31, 2007 and 2006	2

Combined Statements of Changes in Parent Company Investment for the two years ended
December 31, 2007	3

Combined Statements of Cash Flows for the two years ended December 31, 2007	4

Notes to Combined Financial Statements	5 - 23

Report of Independent Registered Public Accounting Firm	24

Aquila Utilities to be Acquired by Black Hills

Combined Statements of Income

	Year Ended
	December 31,
In millions	2007	2006
Sales:
Electricity – regulated	$178.0	$171.6
Natural gas – regulated	606.1	581.4
Other – non-regulated	30.9	29.7
Total sales	815.0	782.7
Cost of sales:
Electricity – regulated	114.8	110.0
Natural gas – regulated	432.1	424.2
Other – non-regulated	16.4	18.4
Total cost of sales	563.3	552.6
Gross profit	251.7	230.1
Operating expenses:
Operation and maintenance expense	139.8	130.9
Taxes other than income taxes	14.1	13.3
Depreciation and amortization expense	40.8	39.2
Total operating expenses	194.7	183.4
Operating income	57.0	46.7
Other income (expense), net	(2.0)	(1.1)
Interest expense	17.1	16.1
Income before income taxes	37.9	29.5
Income tax expense	15.8	12.4
Net income	$22.1	$17.1

See accompanying notes to combined financial statements.

Aquila Utilities to be Acquired by Black Hills

Combined Balance Sheets

	December 31,
In millions	2007	2006
Assets
Current assets:
Cash and cash equivalents	$.1	$.1
Accounts receivable, net	119.3	100.9
Inventories and supplies	40.4	50.6
Prepaid commodities	20.5	17.6
Regulatory assets, current	31.9	34.5
Other current assets	.4	.6
Total current assets	212.6	204.3
Utility plant, net	529.1	506.9
Non-utility plant, net	3.3	3.6
Regulatory assets	13.1	16.1
Deferred charges and other assets	.7	1.3
Total Assets	$758.8	$732.2

Liabilities and Parent Company Investment
Current liabilities:
Accounts Payable:
Trade	$104.2	$97.0
Affiliate	31.7	30.2
Accrued property and other taxes	10.2	10.1
Deferred income taxes	5.8	8.4
Regulatory liabilities, current	19.4	10.8
Other accrued liabilities	11.8	11.0
Price risk management liabilities	2.6	12.8
Customer deposits	12.1	10.1
Total current liabilities	197.8	190.4
Long-term liabilities:
Affiliate debt	248.6	237.7
Deferred income taxes	53.6	57.8
Regulatory liabilities	5.0	3.5
Deferred credits	12.1	12.2
Total long-term liabilities	319.3	311.2

Parent company investment	241.7	230.6

Total Liabilities and Parent Company Investment	$758.8	$732.2

See accompanying notes to combined financial statements.

Aquila Utilities to be Acquired by Black Hills

Combined Statements of Changes in Parent Company Investment

	Year Ended
	December 31,
In millions	2007	2006
Parent company investment
Balance beginning of year	$230.6	$220.6
Net income	22.1	17.1
Net decrease in parent company investment	(11.0)	(7.1)
Balance end of year	$241.7	$230.6

See accompanying notes to combined financial statements.

Aquila Utilities to be Acquired by Black Hills

Combined Statements of Cash Flows

	Year Ended
	December 31,
In millions	2007	2006
Cash Flows From Operating Activities:
Net income	$22.1	$17.1
Adjustments to reconcile net income to net cash provided
from operating activities:
Depreciation and amortization expense	40.8	39.2
Net changes in price risk management liabilities	(10.2)	27.6
Deferred income taxes	(6.8)	(8.9)
Changes in certain assets and liabilities:
Accounts receivable/payable, net	(11.2)	47.2
Inventories and supplies	10.2	(3.6)
Other current assets	(.1)	21.6
Deferred charges and other assets	3.4	(3.4)
Other accrued liabilities	9.4	(10.7)
Customer deposits	2.0	1.1
Deferred credits	.1	.6
Other	—	.1
Cash provided from operating activities	59.7	127.9
Cash Flows From Investing Activities:
Capital expenditures	(57.6)	(51.6)
Other	(2.1)	(.8)
Cash used for investing activities	(59.7)	(52.4)

Cash Flows From Financing Activities:
Net decrease in parent company investment	(11.0)	(7.1)
Net increase in affiliate debt	11.0	10.4
Net decrease in accounts payable – affiliate	—	(79.2)
Cash used for financing activities	—	(75.9)
Decrease in cash and cash equivalents	—	(.4)
Cash and cash equivalents at beginning of year	.1	.5
Cash and Cash Equivalents at End of Year	$.1	$.1

See accompanying notes to combined financial statements.

Aquila Utilities to be Acquired by Black Hills

Notes to Combined Financial Statements

Note 1: Basis of Presentation and Background

Description of Business

Aquila, Inc. (Aquila or the Parent) is a regulated utility headquartered in Kansas City, Missouri. On February 6, 2007, Aquila entered into agreements with Black Hills Corporation (Black Hills) under which Aquila has agreed to sell its Colorado electric utility and Colorado, Iowa, Kansas and Nebraska gas utilities to Black Hills for $940 million, subject to certain purchase price adjustments. In addition to the receipt of various governmental and regulatory approvals, the asset sales are also contingent upon the closing of a related merger between Aquila and Great Plains Energy, meaning that one transaction will not close unless the other transaction closes. These financial statements reflect the combined operations of the assets to be purchased by Black Hills and are herein referred to as “the Acquired Utilities” and “we”, “our”, or “us.”

The Acquired Utilities operate in two business segments, Electric Utilities and Gas Utilities. Electric Utilities operates in the distribution and transmission of electricity to retail and wholesale customers in Colorado. Our electric generation facilities and purchase power contracts supply electricity to our own distribution systems in Colorado. We also sell a small amount of excess power to wholesale customers outside our service area. During peak periods, we buy energy in the wholesale market for our utility load. Gas Utilities operates in the distribution of natural gas to retail and wholesale customers in Colorado, Iowa, Kansas and Nebraska.

Basis of Presentation

These combined financial statements include amounts that have been derived from the financial statements and accounting records of Aquila using the historical results of operations and historical cost basis of the assets and liabilities of the Acquired Utilities.

The accompanying combined balance sheets do not include Aquila assets or liabilities that are not specifically identifiable to the Acquired Utilities. Aquila performs cash management on a centralized basis and processes non-commodity accounts payable and other activity for the Acquired Utilities. It is not practicable to identify this portion of cash and non-commodity accounts payable related to the Acquired Utilities. See Note 8 for further description.

In addition, Aquila has been required to post collateral in cash and letters of credit with counterparties in support of margin requirements related for commodity purchases, commodity swaps and futures contracts, primarily as a result of Aquila’s non-investment grade credit status. Pursuant to individual contract terms with counterparties, collateral amounts required vary with changes in market prices, credit provisions and various other factors. This collateral has not been included in the accompanying financial statements as it will be returned to Aquila upon closing and the amount of collateral which may be required by these counterparties from Black Hills, if any, may differ significantly from that required from Aquila. The total collateral posted by Aquila included $25.3 million of cash and $29.3 million of letters of credit as of December 31, 2007.

The combined statements of operations include all revenues and costs attributable to the Acquired Utilities, including a charge or allocation of the costs for Aquila-provided support and Aquila corporate costs. See Note 8 for further discussion of charges and allocations relating to the Acquired Utilities’ transactions with Aquila.

All of the allocations and estimates in the combined statements of operations are based on assumptions that management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs that would have resulted if the Acquired Utilities had been operated on a stand-alone basis. Because a direct ownership relationship does not exist among all the various entities comprising the Acquired Utilities, Aquila’s parent company investment in the Acquired Utilities is shown in lieu of stockholders’ equity in these combined financial statements.

Note 2: Summary of Significant Accounting Policies

Principles of Combination

The accompanying combined financial statements are presented on the basis of accounting principles generally accepted in the United States of America. The combined financial statements include the combined assets, liabilities, revenues, and expenses related to the Acquired Utilities for the years ended December 31, 2007 and 2006. All significant intercompany accounts and transactions between the Acquired Utilities have been eliminated.

Cash and Cash Equivalents

Aquila primarily uses a centralized approach to cash management, in which cash is received and disbursed through central cash accounts maintained by Aquila and all related activity reflected in accounts payable - affiliate. The cash and cash equivalents reflected in the accompanying balance sheet represent working cash accounts at local offices in our operations. Cash and cash equivalents include cash in banks and temporary investments with an original maturity of three months or less. Cash equivalents are stated at cost, which approximates fair value.

Inventories

Our inventories consist primarily of natural gas in storage and to a lesser extent coal and materials and supplies. Inventory is valued at weighted average cost. Coal purchases are charged to fuel expense in cost of sales as they are used in operations. Natural gas in storage is charged to the Purchased Gas Adjustment (PGA) account as it is withdrawn and is included in cost of sales as it is recovered from ratepayers.

Prepaid Commodities

Certain vendors that supply natural gas and power to the Acquired Entities have required us to prepay for one to two months of estimated commodity purchases. These prepayments are typically applied against the invoices for actual purchases or returned to the company in subsequent months.

Utility and Non-Utility Plant

We initially record utility and non-utility plant at cost. Repairs of property and replacements of items not considered to be units of property are expensed as incurred, except for certain major repairs at our generating facilities that are accrued in advance as a regulatory liability and recovered from ratepayers as allowed by regulatory authorities. Depreciation is provided on a straight-line basis over the estimated lives of the assets using the group or mass asset method. When utility plant is replaced, removed or abandoned, its cost, less salvage, is charged to accumulated depreciation. See Note 6 for further information.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” (SFAS 144), long-lived assets, such as property, plant, and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposal group classified as held for sale would be presented separately as discontinued operations in the appropriate asset and liability sections of the balance sheet.

Regulatory Matters

Our regulated utility operations are subject to the provisions of SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation,” (SFAS 71). Therefore our regulated utility operations recognize the effects of rate regulation and accordingly have recorded regulated assets and liabilities to reflect the impact of regulatory orders or precedent. See Note 7 for further discussion.

Legal Costs

Litigation accruals are recorded when we determine it is probable we will incur costs and the amount can be reasonably estimated. Receivables for insurance recoveries are recorded when probable. Costs of defending against litigation are expensed as incurred.

Environmental Matters

We accrue environmental costs on an undiscounted basis when we determine it is probable that a liability has been incurred and the liability can be reasonably estimated. Such accruals are adjusted as further information develops or circumstances change. When we determine it is probable that we will receive regulatory recovery, we record these costs as a regulatory asset.

Pension and Other Post-retirement Plans

A portion of Aquila employee benefit costs, including pension and postretirement healthcare and life insurance benefits, has been allocated to the Acquired Utilities. We have allocated pension and other employee benefit costs related to our participation in Aquila’s noncontributory defined benefit pension plans and post-retirement healthcare and life insurance benefit plans. The allocation was determined by independent actuaries and was based on the number of Acquired Utilities’ employees and their attributable benefits and an attributable share of plan assets and related benefit accounting items and is calculated in accordance with SFAS No. 87, “Employers’ Accounting for Pensions”, (SFAS 87) and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”, (SFAS 106) respectively. Our participation in Aquila’s pension plans qualifies as one employer in a multi-employer pension plan in accordance with Staff Accounting Bulletin, Topic 1.B.1. We have accounted for our participation in Aquila’s noncontributory defined benefit pension plans in accordance with multi-employer pension plan guidance in SFAS 87. Management believes such method of allocation is equitable and provides a reasonable estimate of the amounts attributable to the Acquired Utilities. See Note 10 for further discussion.

Income Taxes

We use the liability method to reflect income taxes on our financial statements. We recognize deferred tax assets and liabilities by applying enacted tax rates and regulations to the differences between the carrying value of existing assets and liabilities and their respective tax basis. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that the change is enacted. See Note 9 for further discussion.

Sales Recognition

Sales related to the delivery of gas or electricity are generally recorded when service is rendered or energy is delivered to customers. However, the determination of sales is based on reading customers' meters, which occurs systematically throughout the month. At the end of each month, an estimate is made of the amount of energy delivered to customers after the date of the last meter reading. The unbilled revenue is calculated each month based on estimated customer usage, weather factors, line losses and applicable customer rates.

Franchise fees and other taxes imposed on sales or gross receipts which are collected from customers and remitted to government authorities are presented net in sales.

Weather Derivatives

Our gas utility business also uses weather derivatives to offset inherent weather risks, but not for trading or speculative purposes. EITF No. 99-2, “Accounting for Weather Derivatives,” requires that we account for these weather derivatives by recording an asset or liability for the difference between the actual and contracted threshold cooling or heating degree-days in the period multiplied by the contract price. We have, with the approval of the Iowa Utilities Board, entered into a winter weather hedge for the benefit of ratepayers in Iowa in each of the years presented. The net settlement at the end of the November through March winter heating season is recorded in the Iowa PGA. The settlements recorded in 2007 and 2006 were $1.2 million and $1.8 million, respectively. In addition, we entered into a weather hedge for the benefit of shareholders for the 2005-2006 winter season and recorded the $1.9 million net favorable settlement in 2006 sales.

Use of Estimates

The preparation of these financial statements in conformity with accounting principles generally accepted in the United States required that we make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of December 31, 2007 and 2006, and the reported amounts of sales and expenses during the two years ended December 31, 2007. Significant items subject to such estimates and assumptions include the carrying value of property, plant and equipment; the valuation of derivative instruments; unbilled utility revenues; valuation allowances for receivables and deferred income taxes; reserves for litigation and uncertain tax positions; and allocation methodologies related to corporate and support costs, corporate assets and affiliate debt (See Note 8 for further discussion). Actual results could differ materially from those estimates and assumptions.

Collective Bargaining Agreements

Approximately 49% of our employees are represented by local unions under collective bargaining agreements. The collective bargaining agreements covering approximately 41% of those employees expire and are subject to renegotiation in 2008.

Note 3: New Accounting Standards

Accounting for Uncertainty in Income Taxes

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, (FIN 48) effective for fiscal years beginning after December 15, 2006. This interpretation sets a “more likely than not” threshold that must be met before a tax benefit can be recognized in our financial statements. Our practice prior to FIN 48 was to recognize tax benefits when their ultimate realization was deemed to be “probable.” For purposes of these carve-out financial statements we early adopted FIN 48 effective January 1, 2006. The adoption of FIN 48 did not have a material effect on our financial position or results of operations.

Accounting for Planned Major Maintenance

In September 2006, the FASB issued FASB Staff Position (FSP) AUG AIR-1, “Accounting for Planned Major Maintenance Activities”. FSP AUG AIR-1 amends the guidance on the accounting for planned major maintenance activities; specifically, it precluded the use of the previously acceptable “accrue in advance” method, which we followed as allowed by regulatory authorities. FSP AUG AIR-1 was effective for our financial statements as of January 1, 2007, and was applied retrospectively. Before considering the effect of our regulatory “accrue-in-advance” method, we adopted the direct expense method under FSP AUG AIR-1. We, however, believe that it is probable that the cost of planned major maintenance will be recovered through customer rates charged by our Colorado electric rate-regulated utility operations in advance of such maintenance being performed. Therefore, a regulatory liability was recorded. As of December 31, 2007 and 2006, our accrued liability for planned major maintenance was $1.2 million and $1.3 million, respectively.

Considering the Effects of Prior Year Misstatements

In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”, (SAB 108) which addresses how the effects of prior year misstatements should be considered when quantifying misstatements in current year financial statements. SAB 108 is effective as of the end of our 2006 fiscal year, allowing a one-time transitional cumulative effect adjustment to beginning retained earnings as of January 1, 2006 for errors that were not previously deemed material, but would be material under the guidance in SAB 108. The implementation of SAB 108 has not had a material impact on our financial condition and results of operations.

Note 4: Risk Management

Regulated Commodity Management

Our utility businesses produce, purchase and distribute power in one state and purchase and distribute gas in four states. All of our Gas Utilities have PGA provisions that allow them to pass the prudently-incurred cost of the gas to the customer. To the extent that gas prices are higher or lower than amounts in our current billing rates, adjustments are made on a periodic basis to "true-up" billed amounts to actual cost incurred. These adjustments are subject to periodic prudence reviews by the state utility commissions. In addition, as allowed by state regulatory commissions, we have entered into certain financial instruments to reduce our customers’ underlying exposure to fluctuations in gas prices. These financial instruments are derivatives and are marked-to-market and recorded in our PGA accounts as they are collectible under the provisions of the PGA upon settlement.

In 2007, our regulated electric business in Colorado purchased approximately 89% of the power that we sold primarily through long-term contracts as well as in the open market. In Colorado, we have an Electric Cost Adjustment (ECA) that serves a purpose similar to that of the PGAs for the gas utilities. To the extent that our fuel and purchased power energy costs are higher or lower than the energy cost built into our tariffs, the difference is passed through to the customer.

To the extent that recovery of actual costs incurred is allowed, amounts will not impact earnings, but will impact cash flows due to the timing of the recovery mechanism.

Market Risk

Our price risk management activities involve commitments to purchase financial instruments or commodities at fixed prices at future dates. The contractual amounts and terms of these Utilities financial instruments at December 31, 2007 are below:

	December 31, 2007
	Fixed Price Payor	Fixed Price Receiver	Maximum Term in Years
Energy Commodities:
Natural gas (trillion Btu's)	2	—	1

Market Valuation

The prices we use to value price risk management activities reflect our best estimate of fair values considering various factors, including closing exchange quotations, time value of money and price volatility factors underlying the commitments.

We consider a number of risks and costs associated with the future contractual commitments included in our energy portfolio, including credit risks associated with the financial condition of counterparties and the time value of money. The values of all forward and future contracts are discounted to December 31, 2007, using market interest rates for the contract term. We continuously monitor the portfolio and value it daily based on present market conditions. The following table displays the fair values of Utilities price risk management assets and liabilities at December 31, 2007, and the average value for the year ended December 31, 2007:

	Price Risk Management Assets		Price Risk Management Liabilities
In millions	Average Value	December 31, 2007	Average Value	December 31, 2007
Natural gas	$.3	$—	$4.4	$2.6

Hedging Activities

We have not designated any derivatives as cash flow or fair value hedges.

Normal Purchases and Sales Exception

As part of our utility business, we enter into contracts to purchase or sell electricity, gas and coal using contracts that are considered derivatives under SFAS 133. The majority of these contracts, however, qualify for normal purchases and sales treatment under SFAS 133. These contracts are exempt from mark-to-market accounting treatment as they are for the purchase and sale of fuel and energy to meet the requirements of our customers. At the initiation of the contract, we make a determination as to whether or not the contract meets the criteria as a normal purchase or normal sale. These contracts include short-term and long-term commitments to purchase and sell energy and energy-related products in the retail and wholesale markets with the intent and ability to deliver or take delivery in quantities we expect to use over a reasonable period in the normal course of business. Derivatives qualifying as normal purchases or sales are recorded and recognized in income using accrual accounting.

Note 5: Accounts Receivable

Our accounts receivable on the Combined Balance Sheets are as follows:

	December 31,
In millions	2007	2006
Utilities billed accounts receivable	$60.6	$51.4
Unbilled utility revenue	60.4	50.3
Other accounts receivable	1.0	1.6
Allowance for doubtful accounts	(2.7)	(2.4)
Total	$119.3	$100.9

The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our accounts receivable. We determine the allowance based on historical write-off experience and detailed reviews of our accounts receivable agings.

Note 6: Utility and Non-Utility Plant

The components of utility and non-utility plant are listed below:

Utility Plant	December 31,
In millions	2007	2006
Electric utility	$299.2	$286.3
Gas utility	691.0	661.2
Corporate assets	87.3	85.6
Construction in process	15.1	10.3
	1,092.6	1,043.4
Less—accumulated depreciation and amortization	(563.5)	(536.5)
Total utility plant, net	$529.1	$506.9

Our utility plant includes acquisition-related adjustments that are being amortized over useful lives not exceeding 40 years. Net utility plant assets not included in our rate base were $14.2 million and $16.8 million at December 31, 2007 and 2006, respectively.

Non-Utility Plant	December 31,
In millions	2007	2006
Non-regulated electric and gas plant	$3.7	$2.9
Corporate assets	4.8	5.3
	8.5	8.2
Less—accumulated depreciation and amortization	(5.2)	(4.6)
Total non-utility plant, net	$3.3	$3.6

Included in utility and non-utility plant above are corporate information technology and other assets with a net book value of $25.5 million and $35.5 million as of December 31, 2007 and 2006, respectively. These assets are shared by Aquila’s operating divisions but will be acquired by Black Hills. See Note 8 for further discussion.

	Composite
	Depreciation Rates
	2007	2006
Electric utility	3.7%	3.7%
Gas utility	2.7%	2.6%
Corporate assets	13.0%	12.3%
Non-utility	8.1%	4.0%

AFUDC

AFUDC represents the capitalized cost of debt and equity funds used to finance construction projects for our regulated utilities. For the years ended December 31, 2007 and 2006, our Electric and Gas Utilities recorded approximately $.4 million and $.6 million, respectively, of additional income and construction work in progress related to AFUDC. The non-cash earnings are classified as other income (expense) in our Combined Statements of Income.

Under accepted rate making practices, we are allowed cash recovery of AFUDC, as well as other capitalized construction costs, once completed construction projects are placed into service and reflected in customer rates. The rates used for capitalizing AFUDC are generally computed using agreed upon methods prescribed by the FERC.

Asset Retirement Obligations

SFAS No. 143, “Accounting for Asset Retirement Obligations,” (SFAS 143) requires our regulated utility business to recognize, where it is possible to estimate, the future costs to settle legal liabilities. These legal liabilities include the capping/closure of ash ponds and removal and disposal of storage tanks. We measured these liabilities based on internal engineering estimates of third party costs to remove the assets in satisfaction of legal obligations, discounted using Aquila’s credit adjusted risk free borrowing rates depending on the anticipated settlement date.

In March 2005, the FASB issued FIN 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47) which clarified the term “conditional asset retirement obligation” used in SFAS 143, and specified when an entity has sufficient information to reasonably estimate the fair value of an asset retirement obligation. The adoption of FIN 47 on December 31, 2005, required us to update an existing inventory of identified legal obligations, originally created under SFAS 143, for conditional asset retirement obligations.

We identified asbestos abatement costs associated with the closure of certain owned power plants and other structures as conditional asset retirement obligations. The ability to reasonably estimate when the obligation would occur was a matter of judgment, based upon our ability to estimate the dates and methods of asbestos abatement. We considered historical practices, industry practices, our management’s intent and the estimated useful lives of our assets in determining settlement dates and methods. Based on our estimates, we measured the fair value of our obligations using the present value of future abatement costs discounted at Aquila’s credit adjusted risk free borrowing rates. These liabilities will be adjusted on an ongoing basis due to the passage of time, new laws and regulations and revisions to either the timing or amount of our original cost estimates.

We also have legal asset retirement obligations for certain other assets. It is not possible to estimate the time period when these obligations will be settled. As a result, the retirement obligations cannot be measured at this time. These assets include certain assets within our electric and gas transmission and distribution systems that, pursuant to an easement or franchise agreement, are required to be removed if we discontinue our utility service under such easement or franchise agreement.

Our liability for asset retirement obligations was approximately $2.4 million and $2.2 million as of December 31, 2007 and 2006, respectively.

Depreciation rates approved by regulatory commissions in certain states include a provision for the cost of future removal of assets for which there is no legal removal obligation. Concurrent with the adoption of SFAS 143, the net provision for these "non-legal" removal costs has been reclassified from accumulated depreciation, where it has been recorded previously, to a regulatory liability. See Note 7 for further discussion.

Note 7: Regulatory Assets and Liabilities

Federal, state or local authorities regulate certain of our utility operations. Our financial statements therefore include the economic effects of rate regulation in accordance with SFAS 71. This means our Combined Balance Sheets show some assets and liabilities that would not be found on the balance sheets of a non-regulated company.

The following table details our regulatory assets and liabilities.

	December 31,
In millions	2007	2006
Regulatory Assets:
Under-recovered gas costs	$19.4	$21.0
Energy clause adjustment	12.6	13.5
Energy efficiency programs	1.6	3.1
Environmental	1.4	1.2
Weather normalization	.8	2.0
Asset retirement obligations	2.3	2.2
Rate case costs	2.2	1.8
Other	4.7	5.8
Total regulatory assets	$45.0	$50.6
Regulatory Liabilities:
Cost of removal recovered in depreciation rates	$3.4	$2.1
Revenue subject to refund	5.8	.4
Over-recovered gas costs	13.6	10.4
Maintenance	1.2	1.3
Other	.4	.1
Total regulatory liabilities	$24.4	$14.3

Regulatory assets are either currently being collected in rates or are expected to be collected through rates in a future period, as described below:

•              Under-recovered gas costs represent the cost of gas delivered to our gas utility customers in excess of that allowed in current rates. We do not earn a return on these costs which are collected from customers in future periods of less than one year as rates are periodically adjusted.

•              Energy clause adjustment represents the cost of electricity delivered to our electric utility customers in excess of that allowed in current rates. We do not earn a return on these costs which are collected from customers in future periods of less than one year as rates are periodically adjusted.

•              Costs related to energy efficiency programs that are deferred and recovered from customers in future periods. Prudent costs such as these have traditionally been allowed for recovery by our regulatory jurisdictions over various periods. We do not earn a return on these items.

•              Environmental costs include certain site clean-up costs that are deferred and expected to be collected from customers in future periods when authorized by regulatory authorities. Prudently incurred environmental remediation costs have traditionally been allowed for recovery by our regulatory jurisdictions over periods of five to 10 years. We do not earn a return on these items.

•             We are allowed an adjustment in our Kansas gas operations for variations in weather from normal. We do not earn a return on these costs which are collected from customers in future periods of less than one year as rates are periodically adjusted.

• Asset retirement obligations represent the estimated recoverable costs for legally required removal obligations. See Note 6 for further discussion. We do not earn a return on these items.

•              Costs related to regulatory proceedings that are deferred and expected to be recovered from customers in future periods. Prudent costs such as these have traditionally been allowed for recovery by our regulatory jurisdictions over various periods. We do not earn a return on these items.

Regulatory liabilities represent items we expect to pay to customers through billing reductions in future periods or use for the purpose for which they were collected from customers, as described below:

•              Cost of removal represents the estimated cumulative net provision for future removal costs included in depreciation expense for which there is no legal removal obligation. See Note 6 for further discussion.

•              Revenue subject to refund represents revenues collected from customers under interim rate orders that we expect to return to customers. This amount is estimated by management based on the particular facts and circumstances of the cases and the historical actions of the regulatory jurisdictions.

•              Over-recovered gas costs represent the cost of gas paid by gas utility customers in allowed rates in excess of actual costs incurred. These costs will be returned to customers in future periods as rates are periodically adjusted.

• We are allowed to recover the cost of future major maintenance on our Colorado power plants in advance of such maintenance being performed.

If all or a separable portion of our operations were deregulated and no longer subject to the provisions of SFAS 71, we would be required to write off our related regulatory assets and liabilities, net of the related income tax effect, unless some form of transition cost recovery (refund) was established.

Other Rate Matters

In November 2006, we filed for a $7.2 million rate increase for our Kansas natural gas service territory. Also included in the filing was a redesign of the rate structure to shift most fixed-cost of service recovery from the usage-based delivery charge to customer and demand charge. On April 20, 2007, Aquila, the Kansas Commission staff, and various intervenors entered into a stipulation and agreement that resulted in a “black box” settlement of $5.1 million, with a residential customer charge of $16 per month that will recover approximately 65% of the margin in the customer charge. The Kansas Commission approved the settlement and new rates in May 2007, with implementation beginning June 1, 2007.

In November 2006, we filed for a $16.3 million rate increase for our Nebraska natural gas service territory. Also included in the filing was a redesign of the rate structure to shift most fixed-cost of service recovery from the usage-based delivery charge to customer and demand charge. On July 24, 2007, the Nebraska Commission granted a $9.2 million increase in annual revenues. We appealed to the District Court Lancaster County, Nebraska on limited issues worth $4.0 million. As of December 31, 2007, we were collecting interim rates at the $13.2 million level subject to refund, and had provided a reserve for revenues subject to refund of $5.6 million. In March 2008, the District Court affirmed the Nebraska Commission order. As the interim rates were higher than the final rates approved, the difference plus interest will be refunded or credited to customers.

Note 8: Related Party Transactions

Allocation of Corporate and Support Costs

Aquila is organized with centralized corporate and support functions, such as corporate management, accounting, treasury, customer service, information technology, gas procurement and generation management, which provide services to each of its operating divisions as applicable. Aquila has historically allocated 100% of the operating costs of these corporate and support services functions to its operating divisions using specific cost drivers that Aquila believes can be most directly related to the costs incurred. Examples of specific cost drivers include customer count, employee headcount, and accounting journal lines. If a specific cost driver cannot be assigned, a general allocation factor is utilized. The general allocation factor consists of the arithmetic average of gross margin, payroll, and net plant for the applicable operating divisions. The allocation of corporate and support costs generally has been accepted by the regulatory commissions in the applicable states and reflect the costs recovered in each division’s operating revenues. The total of these allocations to the Acquired Utilities was $73.0 million and $67.3 million for 2007 and 2006, respectively. Management believes such method of allocation is equitable and provides a reasonable estimate of the amounts attributable to the Acquired Utilities.

Corporate Assets

Certain of Aquila’s assets have been shared by the Acquired Utilities and the businesses to be merged with Great Plains Energy, consisting primarily of information technology hardware and software, corporate headquarters buildings, and furniture and fixtures. The total net book value of Aquila’s shared assets as of December 31, 2007 and 2006 was $117.6 million and $134.2 million, respectively. The majority of the corporate assets will be retained by Great Plains Energy. However, the assets “specifically acquired” by Black Hills includes only specified assets physically located in the states of the Acquired Utilities and certain specified software licenses. The total net book value of these specified assets as of December 31, 2007 and 2006 was $25.5 million and $35.5 million, respectively. The depreciation expense associated with these specified assets was $12.0 million and $11.1 million in 2007 and 2006, respectively. This depreciation is included in the pool of corporate and support costs that were allocated to Aquila’s operating divisions, including the Acquired Utilities.

Accounts Payable – Affiliate

The operations of the Acquired Utilities participate in Aquila’s centralized cash management programs. Disbursements are made through centralized accounts payable systems, which are operated by Aquila. Cash receipts are collected in centralized lock box accounts and transferred to centralized cash concentration accounts, also maintained by Aquila. As cash related to the Acquired Utilities’ operations is disbursed and received by Aquila and corporate costs are allocated by Aquila, these activities are accounted for through accounts payable – affiliate. Interest is not earned or paid on these balances. The average balances of accounts payable – affiliate for the years ended December 31, 2007 and 2006 were $(1.7) million and $66.4 million, respectively.

Affiliate Debt

Aquila has generally managed its financing at a corporate level. Specific debt and equity issues have been made on a consolidated basis. Aquila has historically assigned long-term debt and equity to each division based on an assumed capital structure and at investment-grade interest rates typical for electric and gas utility companies. For purposes of these combined financial statements we estimated the net rate base for regulatory purposes, including a factor for average working capital requirements, for the Acquired Utilities and assigned long-term and parent company investment based on the assumed capital structure generally used in regulatory filings. Interest has been allocated to each division based on the assigned capital structure and rates for long-term debt. The average effective interest rate on long-term debt assigned to the Acquired Utilities was 7.22% and 7.24% at December 31, 2007 and 2006, respectively. The assigned capital structures and allocation of interest generally has been accepted by the regulatory commissions in the applicable states and reflect the costs recovered in each division’s operating revenues. Certain Aquila debt issues bear interest above investment-grade rates due to credit rating downgrades. The additional interest cost of these debt issues has historically been retained at the Aquila corporate level as the factors resulting in the credit rating downgrades were not driven by the utility operations and Aquila has given assurances to state regulatory authorities that the costs of Aquila being non-investment grade will not be passed through to utility customers. The difference between the actual interest cost to Aquila and the effective interest cost allocated to the Acquired Utilities, which was retained by Aquila, was approximately $10.6 million and $10.1 million for 2007 and 2006, respectively.

Parent Company Investment

The parent company investment included in the balance sheet reflects Aquila’s investment in the Acquired Utilities’ operating divisions as discussed above and accumulated earnings of those divisions, excluding the allocated affiliate debt and accounts payable – affiliate discussed above.

Other Aquila Transactions

In addition to the allocation of corporate and support costs discussed above, our Colorado electric operations purchased power from Aquila’s other electric divisions totaling $2.4 million and $7.1 million in 2007 and 2006, respectively.

Transactions with Black Hills

The Acquired Utilities enters into natural gas purchase and sale transactions with a subsidiary of Black Hills. The total of these natural gas purchases for 2007 and 2006 were $3.5 million and $10.6 million, respectively. The total natural gas sales for 2007 and 2006 were $.1 million and $.2 million, respectively.

Note 9: Income Taxes

The Acquired Utilities’ operating results have been included in Aquila’s consolidated U.S. federal and state income tax returns. The income tax expense in these combined financial statements has been determined on a separate return basis. Tax payments are made by Aquila with the current portion of the Acquired Utilities’ taxes settled in the parent company investment account.

Our income tax expense consisted of the following:

	Year Ended December 31,
In millions	2007	2006

Current:
Federal	$18.0	$17.7
State	3.0	2.8
Change in reserve for uncertain tax positions	1.6	.9
Deferred:
Federal	(5.8)	(7.8)
State	(1.0)	(1.2)
Total	$15.8	$12.4

The principal components of deferred income taxes consist of the following:

	December 31,
In millions	2007	2006

Current Deferred Tax Assets:
Allowance for doubtful accounts	$1.1	$1.0
Accrued bonuses	—	.5
Total current deferred tax assets	1.1	1.5
Current Deferred Tax Liabilities:
Fuel and purchased gas adjustments	6.9	9.9
Total current deferred tax liabilities	6.9	9.9
Current deferred income taxes, net	$5.8	$8.4

Non-current Deferred Tax Assets:
Customer advances in aid of construction	$3.2	$3.2
Total non-current deferred tax assets	3.2	3.2
Non-current Deferred Tax Liabilities:
Accelerated depreciation and other plant differences	55.7	58.9
Other	1.1	2.1
Total non-current deferred tax liabilities	56.8	61.0
Non-current deferred income taxes, net	$53.6	$57.8

Total deferred income taxes, net	$59.4	$66.2

Our effective income tax rate differed from the statutory federal income tax rate primarily due to the following:

	Year Ended December 31,
	2007	2006

Statutory Federal Income Tax Rate	35.0%	35.0%
Tax effect of:
State income taxes, net of federal benefit	2.2	3.6
Interest on uncertain tax positions, net of tax	4.2	3.1
Other	.3	.4
Effective Income Tax Rate	41.7%	42.1%

We adopted FIN 48 effective January 1, 2006 for purposes of these financial statements. The adoption of FIN 48 did not have a material effect on our financial position or results of operations. FIN 48 sets a “more likely than not” threshold before tax benefits can be recognized in our financial statements. Our practice prior to FIN 48 was to recognize income tax benefits when they were reflected on filed income tax returns and establish a reserve against these tax benefits when their ultimate realization was not deemed to be “probable.” In addition, under FIN 48 we have continued our practice of recording accrued interest and penalties associated with uncertain tax positions as part of the tax provision.

The amount of unrecognized income tax benefits at January 1, 2006 was $19.1 million, none of which would impact the effective rate if recognized. In addition as of January 1, 2006, we had $3.1 million of accrued interest, net of $1.2 million of tax benefit, related to these unrecognized tax benefits. At December 31, 2006, the amount of unrecognized income tax benefits increased to $19.7 million, none of which would impact the effective rate if recognized. Accrued interest at December 31, 2006 increased to $4.7 million, net of $1.9 million of tax benefit. At December 31, 2007, the amount of unrecognized tax benefits remained at $19.7 million, none of which would impact the effective rate if recognized. Accrued interest at December 31, 2007 increased to $7.4 million, net of $3.0 million of tax benefit. Since tax payments are made by Aquila, the balance of uncertain tax benefits and the related accrued interest (net of tax benefit) has been recorded as an increase to accounts payable – affiliate.

Rollforward of Unrecognized Tax Benefits from Uncertain Tax Positions

	Unrecognized Tax
In millions	Benefits	Accrued Interest
Balance at Adoption (January 1, 2006)	$19.1	$3.1
Additions related to 2006 tax positions	—	—
Additions related to tax positions prior years	.6	1.6
Reductions related to tax positions prior years	—	—
Reduction related to lapse of statue of limitations	—	—
Settlements	—	—
Balance at December 31, 2006	19.7	4.7
Additions related to 2007 tax positions	—	—
Additions related to tax positions prior years	—	2.7
Reductions related to tax positions prior years	—	—
Reduction related to lapse of statue of limitations	—	—
Settlements	—	—
Balance at December 31, 2007	$19.7	$7.4

On October 9, 2007 we agreed to adjustments contained in IRS audit reports related to our 1998 to 2002 taxable years. On March 3, 2008, we received notification that the Joint Committee on Taxation completed their review of the agreement with no adjustments. As a result, during the first quarter of 2008, our unrecognized tax benefits will be reduced by $19.7 million. In addition, the accrued interest (net of tax benefit) related to unrecognized tax benefits will be reduced by $7.4 million, net of $3.0 million of tax benefit.

Note 10: Employee Benefits

Defined Benefit Pension and Postretirement Plans

Aquila provides defined benefit pension plans for its employees. Benefits under the plans reflect the employees' compensation, years of service and age at retirement. In addition to pension benefits, Aquila provides post-retirement health care and life insurance benefits for certain retired employees.

Employees of the Acquired Utilities participate in the various pension and health and welfare plans sponsored by Aquila. A portion of Aquila’s employee benefit costs has been allocated to the Acquired Utilities for participation in these noncontributory defined benefit pension plans and postretirement health care and life insurance benefit plans. Approximately $10.8 million and $8.7 million has been recorded in the accompanying statement of income for 2007 and 2006, respectively, related to the Acquired Utilities employees’ participation in Aquila’s defined benefit pension and postretirement plans. The obligations for these future costs are not reflected in the accompanying balance sheet.

The allocation of these costs has been based on a combination of the number of employees, employee salaries, or specifically attributable benefits within each plan. The allocated pension and postretirement healthcare expense is the resulting proportional amount of that cost calculated in accordance with SFAS 87 and SFAS 106 respectively. We have accounted for our participation in Aquila’s noncontributory defined benefit pension plans in accordance with multi-employer pension plan guidance in SFAS 87. Our participation in Aquila’s pension plans qualifies as one employer in a multi-employer pension plan in accordance with SAB Topic 1.B.1. Management believes the method of allocation is equitable and provides a reasonable estimate of the costs attributable to the Acquired Utilities. Such allocations are not intended to represent the costs that would be incurred if the Acquired Utilities had operated on an independent basis.

Defined Contribution Plans

Aquila’s defined contribution plan, the Retirement Investment Plan (Savings Plan), covers all of its full-time and eligible part-time employees. Participants may generally elect to contribute up to 50% of their annual pay on a before- or after-tax basis subject to certain limitations. Aquila generally matches contributions up to 6% of pay. Participants may direct their contributions into various investment options. Matching contributions are made in cash and invested as directed by the employee.

The Acquired Utilities’ employees also participate in the Savings Plan. The portion of Aquila’s contributions related to the Acquired Utilities’ employees included in the accompanying statement of income totaled $3.3 million and $3.1 million for 2007 and 2006, respectively. Aquila historically has also made discretionary contributions to the plan of an additional 3% of base wages for eligible full-time employees. The portion of Aquila’s discretionary contributions related to the Acquired Utilities’ employees included in the accompanying statement of income totaled $2.0 million and $1.9 million for 2007 and 2006, respectively.

Note 11: Segment Information

We manage our business in two business segments: Electric Utilities and Gas Utilities. Our Electric and Gas Utilities currently consist of our regulated electric utility operations in one state and our natural gas utility operations in four states. We manage our electric and gas utility divisions by state. However, as each of our gas utility divisions have similar economic characteristics, we aggregate our four gas utility divisions into the Gas Utilities reporting segment.

Each segment is managed based on operating results, expressed as Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA). Generally, decisions on finance, dividends and taxes are made by Aquila.

	Year Ended December 31,
In millions	2007	2006
Sales:
Electric Utilities	$178.7	$172.1
Gas Utilities	636.3	610.6
Total	$815.0	$782.7

	Year Ended December 31,
In millions	2007	2006
Earnings Before Interest, Taxes, Depreciation and Amortization
(EBITDA):
Electric Utilities	$30.2	$30.7
Gas Utilities	65.6	54.1
Total EBITDA	95.8	84.8
Depreciation and amortization	40.8	39.2
Interest expense	17.1	16.1
Income before income taxes	$37.9	$29.5

	Year Ended December 31,
In millions	2007	2006
Depreciation and Amortization Expense:
Electric Utilities	$12.2	$12.4
Gas Utilities	28.6	26.8
Total	$40.8	$39.2

	Year Ended December 31,
In millions	2007	2006
Capital Expenditures:
Electric Utilities	$13.5	$16.3
Gas Utilities	44.1	35.3
Total	$57.6	$51.6

	December 31,
In millions	2007	2006
Total Assets:
Electric Utilities	$179.5	$175.7
Gas Utilities	579.3	556.5
Total	$758.8	$732.2

Note 12: Commitments and Contingencies

Capital Expenditures

We have made certain construction commitments in connection with our 2008 capital expenditure plan. During 2008, we estimate that our total capital expenditures will be approximately $73.7 million.

Commitments

We have various commitments relating to power, gas and coal supply commitments and lease commitments as summarized below.

In millions	2008	2009	2010	2011	2012	Thereafter	Total

Future minimum payments
Facilities and equipment	$4.5	$3.5	$2.4	$1.8	$1.0	$1.2	$14.4
Regulated business purchase
obligations:
Purchased power obligations (1)	70.8	72.9	75.4	75.2	1.2	13.5	309.0
Pipeline capacity obligations	53.7	52.0	52.1	49.4	42.8	68.1	318.1
Coal and rail contracts	8.3	—	—	—	—	—	8.3

(1)	Based on tariffs in effect on December 31, 2007.

Operating Lease Obligations

Future minimum payments include operating leases of vehicles and office space over terms of up to 20 years. Included in facilities and equipment lease commitments is approximately $12.5 million of commitments for leased vehicles. Pursuant to the asset purchase agreement, Aquila will buyout these leases immediately prior to closing the transaction for an estimated $13.7 million which will be reimbursed by Black Hills at closing. Rent expense for the years 2007 and 2006 was $5.6 million and $5.5 million, respectively.

Regulated business purchase obligations

In 2007, our Colorado electric utility operations purchased 89% of the power delivered to their customers. The majority of this power is purchased under a long-term contract through 2011, which provides for capacity of 270 MW in 2008 increasing 10 MW per year to 300 MW in 2011. Our Colorado electric utility operations also purchases coal and natural gas, including transportation capacity, as fuel for its generating power plants under short-term and long-term contracts through 2008. Our gas utility operations purchase natural gas, including fixed commitments for pipeline transportation capacity, to meet customer needs under short- and long-term contracts through 2028.

Legal

The Acquired Utilities are involved in various unresolved legal actions and claims arising in the normal course of business. Although it is not possible to predict with certainty the outcome of the unresolved legal actions, management believes these unresolved legal actions will not have a material effect on the results of operations or financial position of the Acquired Utilities.

Environmental

We are subject to various environmental laws. These include regulations governing air and water quality and the storage and disposal of hazardous or toxic wastes. We continually assess ways to ensure we comply with laws and regulations on hazardous materials and hazardous waste and remediation activities.

As of December 31, 2007, we estimate probable costs of future investigation and remediation on our identified manufactured gas plant sites to be $1.3 million. This is our best estimate based upon our review of the potential costs associated with conducting investigative and remedial actions at our identified sites, as well as the likelihood of whether such actions will be necessary. There are also additional costs that we consider to be less likely but still “reasonably possible” to be incurred at these sites. Based upon the results of studies at these sites and our knowledge and review of potential remedial actions, it is reasonably possible that these additional costs could exceed our best estimate by approximately $3.7 million. This estimate could change materially after further investigation. It could also be affected by the actions of environmental agencies and the financial viability of other responsible parties.

Report of Independent Registered Public Accounting Firm

The Board of Directors of Aquila, Inc.:

We have audited the accompanying combined balance sheets of Aquila Utilities to be Acquired by Black Hills (the Company) as of December 31, 2007 and 2006, and the related combined statements of income, changes in parent company investment, and cash flows for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

As discussed in note 3 to the combined financial statements, effective January 1, 2006 the Company early adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, Accounting for Income Taxes, and effective January 1, 2007 the Company adopted FASB Staff Position (FSP) AUG AIR-1, Accounting for Planned Major Maintenance Activities.

/s/ KPMG LLP

Kansas City, Missouri

April 7, 2008